Exhibit 99.1

JLL Income Property Trust
Announces Tax Treatment of 2024 Distributions

Chicago (January 29, 2025) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $6.6 billion in portfolio equity and debt investments, today announced the income tax treatment of its dividends paid in 2024. For the tax year ended December 31, 2024, approximately 18 percent of the distributions paid will qualify as non-dividend distribution or return of capital (box 3 on Form 1099) and approximately 82 percent of distributions paid will qualify as tax advantaged long-term capital gain (box 2a).

“Since JLL Income Property Trust’s inception in 2012, one of our primary objectives has been to be a source of durable and growing dividend distributions,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “In addition to providing 9 dividend increases over our 12-year history, we also seek to maximize the tax efficiency of our dividends and deliver tax-advantaged distributions to our stockholders. Due to our intensive focus on optimizing the benefits of our REIT structure for investors, over the last 12 years 100% of our distributions have been characterized as either return of capital or long-term capital gain.”

The table below summarizes the income tax treatment of distributions paid to Class A stockholders during the year ended December 31, 2024:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/25/2024	3/28/2024	$0.12210	$0.10000	81.9%	$0.02210	18.1%	$0.09190
6/24/2024	6/27/2024	0.13561	0.11106	81.9%	0.02455	18.1%	0.10207
9/23/2024	9/26/2024	0.13613	0.11149	81.9%	0.02464	18.1%	0.10246
12/23/2024	12/27/2024	0.13576	0.11119	81.9%	0.02457	18.1%	0.10218
Total		$0.52960	$0.43374	81.9%	$0.09586	18.1%	$0.39861
(1)     Distributions per share are net of dealer manager fees of 0.85%.
(2)     Distributions include 91.9% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class M stockholders during the year ended December 31, 2024:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/25/2024	3/28/2024	$0.13652	$0.11181	81.9%	$0.02471	18.1%	$0.10275
6/24/2024	6/27/2024	0.14941	0.12237	81.9%	0.02704	18.1%	0.11246
9/23/2024	9/26/2024	0.14951	0.12245	81.9%	0.02706	18.1%	0.11253
12/23/2024	12/27/2024	0.14924	0.12223	81.9%	0.02701	18.1%	0.11233
Total		$0.58468	$0.47885	81.9%	$0.10583	18.1%	$0.44007
(1)     Distributions per share are net of dealer manager fees of 0.30% of NAV.
(2)     Distributions include 91.9% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class A-I stockholders during the year ended December 31, 2024:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/25/2024	3/28/2024	$0.13669	$0.11195	81.9%	$0.02474	18.1%	$0.10288
6/24/2024	6/27/2024	0.15030	0.12310	81.9%	0.02720	18.1%	0.11312
9/23/2024	9/26/2024	0.15069	0.12342	81.9%	0.02727	18.1%	0.11342
12/23/2024	12/27/2024	0.15061	0.12335	81.9%	0.02726	18.1%	0.11336
Total		$0.58829	$0.48181	81.9%	$0.10648	18.1%	$0.44278
(1)     Distributions per share are net of dealer manager fees of 0.30% of NAV.
(2)     Distributions include 91.9% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class M-I stockholders during the year ended December 31, 2024:

Record Date	Payment Date	Net Distribution per share	Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
3/25/2024	3/28/2024	$0.14500	$0.11876	81.9%	$0.02625	18.1%	$0.10914
6/24/2024	6/27/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
9/23/2024	9/26/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
12/23/2024	12/27/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
Total		$0.61750	$0.50573	81.9%	$0.11177	18.1%	$0.46477
(1)     Distributions include 91.9% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class D stockholders during the year ended December 31, 2024:

Record Date	Payment Date	Net Distribution per share	Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
3/25/2024	3/28/2024	$0.14500	$0.11876	81.9%	$0.02625	18.1%	$0.10914
6/24/2024	6/27/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
9/23/2024	9/26/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
12/23/2024	12/27/2024	0.15750	0.12899	81.9%	0.02851	18.1%	0.11854
Total		$0.61750	$0.50573	81.9%	$0.11177	18.1%	$0.46477
(1)     Distributions include 91.9% of Unrecaptured Section 1250 Gain.

The dollar amount reported on each investor's respective 1099-DIV will depend on the total amount of distributions received throughout the year which can be affected by the share class held and the length of time the shares were owned. This release is based on the preliminary results of work on the company's tax filings and may be subject to adjustment.

The income tax allocation for the distributions discussed above has been calculated using the best available information as of the date of the release. The company is releasing information at this time to aid those required to distribute Forms 1099 on the company's distributions. Tax treatment of distributions is dependent on a number of factors and there is no guarantee that future distributions will qualify as a non-dividend distribution, return of capital or long-term capital gain.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $88.2 billion of assets in private and public real estate property and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com